Exhibit 99.1

Contact: Leigh Salvo

415-513-1281

ir@entellusmedical.com

ENTELLUS MEDICAL ANNOUNCES SECOND QUARTER 2015 FINANCIAL RESULTS

PLYMOUTH, MN. (August 6, 2015) – Entellus Medical, Inc. (“Entellus Medical” or the “Company”) (NASDAQ: ENTL), a medical technology company focused on the design, development and commercialization of products for the minimally invasive treatment of chronic and recurrent sinusitis patients in the physician office setting or operating room, today reported its financial results for the quarter ended June 30, 2015.

Recent Highlights and Accomplishments

•	Revenues of $15.2 million in the second quarter of 2015, an increase of 22% versus the second quarter of 2014

•	Commercially launched the XprESS™ LoProfile Multi-Sinus Dilation System in Europe

•	Expanded U.S. direct sales organization to 114 as of June 30, 2015

•	Completed enrollment for IDE clinical study to treat pediatric patients with the XprESS device

•	Published in The Laryngoscope, the complete cohort of 135 patients from our REMODEL randomized trial that compared stand-alone office-based balloon sinus dilation to FESS

•	The published paper included patient outcomes up to two years, and a meta-analysis of all Entellus Medical clinical studies of stand-alone balloon sinus dilation

•	Results from Entellus stand-alone balloon sinus dilation demonstrated 97.5% technical success in 297 total patients across six studies, and 97.2% of the 321 patients followed for 12 months did not undergo a revision procedure

“We are pleased to report strong second quarter results with balanced growth across the operating room and office-based settings,” said Robert White, President and Chief Executive Officer of Entellus Medical. “We continue to strengthen our leadership in the office-based treatment of patients suffering from sinusitis. Our technologies deliver comfortable, highly efficacious solutions, faster recovery and reduce costs to both the patient and healthcare system.”

Second Quarter 2015 Financial Results

Revenue for the second quarter increased 22% to $15.2 million from $12.5 million during the same period of the prior year. The growth in revenue was primarily attributable to an increase in sales of the XprESS family of products as a result of strong market adoption of our XprESS Ultra device in both operating room and physician office-based accounts.

Gross margin for the second quarter of 2015 decreased slightly to 78.0%, compared to 78.3% for the same period in 2014. Operating expenses for the second quarter of 2015 were $14.2 million, an increase of 36% compared to $10.4 million for the same period of the prior year. While revenue per procedure and unit sales increased, the decrease in gross margin was primarily due to increased overhead costs year over year. The increase in operating expenses was primarily due to compensation and other employee-related expenses resulting from increased headcount in our sales, finance, and IT staff as well as the cost of being a public company.

Net loss for the three months ended June 30, 2015 was $2.9 million, or $0.15 per diluted share, compared with net loss of $1.2 million, or $0.81 per diluted share, for the three months ended June 30, 2014.

Entellus Medical ended the second quarter of 2015 with $79.4 million in cash, cash equivalents and short-term investments.

2015 Financial Outlook

Entellus Medical estimates that third quarter 2015 revenue will range from approximately $13.9 million to $14.4 million, which would represent growth of approximately 19% to 23% versus the third quarter of 2014. The Company expects that gross margin for the third quarter of 2015 will range from 77.5% to 78.5% compared to 78.6% in the third quarter of 2014. Third quarter operating expenses are expected to be in the range of $14.5 million to $15.5 million, with the increase primarily due to sales and marketing expenses related to the expansion of the U.S. sales organization, and from general and administrative expenses associated with the expense of operating as a public company. Third quarter net loss is estimated to range from approximately $3.7 million to $5.3 million, or an estimated net loss of $0.20 to $0.28 per share. The estimated net loss for the third quarter includes estimated non-cash stock-based compensation of $0.7 million to $0.8 million. The number of weighted average shares outstanding used to calculate estimated earnings per share for the third quarter is currently expected to range from approximately 18.7 million to 18.8 million.

Entellus Medical continues to expect full year 2015 revenue will be in a range of $58.5 million to $61.0 million, representing growth of 20% to 25% annually, and that gross margin will be in a range of 77% to 78% for 2015. The Company continues to expect operating expenses to be in a range of $59 million to $62 million, including estimated charges for stock-based compensation expenses of $2.5 million to $2.7 million. Full year 2015 net loss is expected to be in a range of $14.0 million to $19.0 million, or a net loss of $0.80 to $1.10 per share. This expected net loss per share assumes approximately 17.2 million to 17.4 million weighted average shares outstanding for the year.

Webcast and Conference Call Information

The Company’s management team will host a corresponding conference call beginning today at 1:30pm PT/4:30pm ET to discuss the financial results and recent business developments. Individuals interested in listening to the conference call may do so by dialing (877) 930-5751 for domestic callers or (253) 336-7277 for international callers, using Conference ID: 85121656. To listen to a live webcast, please visit the investor relations section of the Entellus Medical website at: www.entellusmedical.com.

A replay of the call will be available beginning August 6, 2015 at 4:30pm PT/7:30pm ET through midnight on August 7, 2015. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference Conference ID: 85121656. The webcast will also be available on the Entellus website for one month following the completion of the call.

About Entellus Medical, Inc.

Entellus Medical is a medical technology company focused on the design, development and commercialization of products for the minimally invasive treatment of chronic and recurrent sinusitis patients in the physician office setting or operating room. Its XprESS family of products is used by ENT physicians to open narrowed or obstructed sinus drainage pathways using balloon sinus dilation. When used as a stand-alone therapy, Entellus Medical’s balloon sinus dilation products are the only devices proven in a sufficiently powered prospective, multicenter, randomized, controlled trial to be as effective as functional endoscopic sinus surgery, or FESS. Patients treated with Entellus Medical’s products in this trial in the ENT physician’s office also experienced faster recovery, less bleeding at discharge, less use of prescription pain medication and fewer post-procedure debridements than patients receiving FESS. Entellus Medical currently markets its products in the United States, Europe and Canada and sells its products through a direct sales force in the United States and the UK. For more information, please visit the Company’s website at www.entellusmedical.com.

Forward-Looking Statements

All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding the Company’s financial outlook and are based on management’s current expectations and involve known and unknown risks and uncertainties that may cause Entellus Medical’s actual financial results, performance or achievements to be materially different from any estimated or forecasted future financial results, performance or achievements expressed or implied by the forward looking statements. Such risks and uncertainties include, among others, the Company’s significant operating expenses incurred since inception and expected to incur in the future; its dependence on a limited number of products, including the XprESS family of multi-sinus products; physicians’ willingness to change current practices and continue to adopt office-based balloon sinus dilation procedures; inability to maintain adequate levels of coverage and reimbursement for the procedures using the Company’s products; the impact of competition within the industry; the Company’s dependence on a key license agreement; and the Company’s ability to establish and maintain intellectual property protection for its products. Other factors that could cause actual results to differ materially from those contemplated by the forward looking statements in the Company’s comments today can be found under the caption “Risk Factors” in the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, or SEC, and its other reports filed with the SEC. Entellus Medical undertakes no obligation to update or revise any forward looking statements, even if subsequent events cause our views to change.

Entellus Medical, Inc.

Condensed Consolidated Statement of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue	$15,191	$12,498	$28,693	$22,673
Cost of goods sold	3,348	2,716	6,297	5,014

Gross profit	11,843	9,782	22,396	17,659
Gross margin	78.0%	78.3%	78.1%	77.9%

Operating expenses:
Selling and marketing	9,815	8,163	19,702	15,885
Research and development	1,308	1,047	2,608	2,163
General and administrative	3,074	1,223	5,890	2,381

Total operating expenses	14,197	10,433	28,200	20,429

Loss from operations	(2,354)	(651)	(5,804)	(2,770)
Other income (expense), net	(514)	(522)	(1,412)	(938)

Net loss	$(2,868)	$(1,173)	$(7,216)	$(3,708)

Net loss per share, basic and diluted	$(0.15)	$(0.81)	$(0.46)	$(2.59)

Weighted average common shares used to compute net loss per share, basic and diluted	18,718	1,455	15,647	1,434

Entellus Medical, Inc.

Condensed Consolidated Balance Sheet

(in thousands)

(unaudited)

	June 30, 2015	December 31, 2014
Assets
Current Assets
Cash and cash equivalents	$7,529	$3,484
Short-term investments	71,826	—
Accounts receivable, net	9,676	8,746
Inventories	2,429	2,439
Prepaid expenses and other current assets	1,339	883

Total current assets	92,799	15,552
Property and equipment, net	2,804	1,730
Other non-current assets	225	1,954

Total assets	$95,828	$19,236

Liabilities, convertible preferred stock and stockholders’ equity (deficit)
Current liabilities
Accounts payable	$2,273	$2,414
Convertible preferred stock warrant liability	—	291
Accrued expenses	6,287	5,084
Current portion of long-term debt	2,534	—

Total current liabilities	11,094	7,789
Long-term liabilities
Long-term debt	17,466	20,000
Other non-current liabilities, net of current portion	401	247

Total liabilities	28,961	28,036
Convertible preferred stock	—	91,554
Total stockholders’ equity (deficit)	66,867	(100,354)

Total liabilities and stockholders’ equity (deficit)	$95,828	$19,236